EXHIBIT 99.1

Pacific Biometrics, Inc. Announces Closing of $1.9 Million Private
Placement

    SEATTLE--(BUSINESS WIRE)--Feb. 23, 2004--Pacific Biometrics, Inc. (OTCBB:PBME) today announced it has raised $1,903,000 in gross proceeds through the sale of 3,806,000 newly issued shares of unregistered common stock in its recently completed private placement. Source Capital Group served as the lead placement agent along with Basic Investors, Inc. and Scottsdale Capital Advisors.
    "We are pleased to announce this financing which is an important milestone for Pacific Biometrics," stated Ron Helm, Pacific Biometrics Chief Executive Officer. "We intend to use the net proceeds of this financing for strategic purposes, general working capital, capital expenditure requirements and an investment in information technology. We remain focused on providing quality specialty laboratory services in our core therapeutic areas while aggressively pursuing additional licensing agreements for third-party proprietary biomarkers. We plan to incorporate these markers into our test services menu where they will have broad application in pharmaceutical clinical trials on new and existing drugs."
    In connection with the private placement, the Company paid $190,300 in cash commissions and issued warrants for 380,600 shares of common stock to its placement agents. The warrants are exercisable at a price of $0.60 per share and expire on December 31, 2006.

    About Pacific Biometrics, Inc.

    Established in 1989, PBI provides specialized central laboratory and contract research services to support pharmaceutical and diagnostic manufacturers conducting human clinical trial research. The company provides expert services in the areas of cardiovascular disease, osteoporosis, diabetes and nutrition. The PBI laboratory is accredited by the College of American Pathologists and is one of only three U.S. based laboratories approved and accredited by the Center for Disease Control (CDC) as a Cholesterol Reference Laboratory. PBI's clients include many of the world's largest pharmaceutical, biotech and diagnostic companies.
    Pacific Biometrics also owns several patented and patent-pending technologies, including an advanced, proprietary, isothermal DNA amplification technology, and a gene-based cell viability technology to distinguish live from dead cells in a broad range of diagnostic applications.
    For more information about Pacific Biometrics, visit the company's web site at www.pacbio.com or contact Investor Relations at 206-298-0068.

    This release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company's clinical trials services and future licensing agreements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. These risks also include, but are not limited to, the Company's ability to bid on and win laboratory services contracts, competition in the industry, market acceptance of our services and third-party proprietary technology, and the success of our marketing and business development efforts, as well as the risks and other factors set forth in our periodic filings with the U.S. Securities and Exchange Commission (including our Form 10-KSB for the year ended June 30, 2003 and our Form 10-QSB for the quarter ended December 31, 2003).

    CONTACT: Pacific Biometrics
             Investor Relations, 206-298-0068
             or
             KCSA Worldwide
             Evan Smith, CFA / Erica Pettit
             212-896-1251 / 212-896-1248